Exhibit (m)(6)(b) Amended Appendix A to the Distribution and Service Plan for A Class and C Class shares

Appendix A

To the Distribution and Service Plan

For A Class Shares and C Class Shares

of Accessor Series

May 1, 2009

Accessor Growth Fund

Accessor Value Fund

Accessor Small to Mid Cap Fund

Accessor International Equity Fund

Accessor Investment Grade Fixed-Income Fund

Accessor Mortgage Securities Fund

Accessor High Yield Bond Fund

Accessor U.S. Government Money Fund

Accessor Income and Growth Allocation Fund

Accessor Balanced Allocation Fund

Accessor Growth and Income Allocation Fund

Accessor Growth Allocation Fund

Accessor Aggressive Growth Allocation Fund